PRESS RELEASE

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE October 23, 2009

Plantronics Announces Extension of Closing Date for Sale of Altec Lansing

SANTA CRUZ, CA – October 23, 2009 - Plantronics, Inc. (NYSE: PLT) today announced that it and Prophet Equity, L.P. (“Prophet”) have mutually agreed that the closing date for the sale of Plantronics’ Altec Lansing business as announced on October 2, 2009 will be extended to no later than December 1, 2009.  The parties originally expected the transaction to close by the end of October.

Ken Kannappan, President and CEO of Plantronics said, "Both sides continue to work closely to complete this transaction. We believe that the extended period for closing the deal will allow for a smoother transition of the business operations to Prophet.”

About Plantronics
Plantronics is a world leader in personal audio communications for professionals and consumers. From unified communication solutions to Bluetooth headsets, Plantronics delivers unparalleled audio experiences and quality that reflect our nearly 50 years of innovation and customer commitment. Plantronics is used by every company in the Fortune 100 and is the headset of choice for air traffic control, 911 dispatch and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

About Prophet Equity
Prophet Equity is a private equity firm that uses proven, data-driven analytical techniques coupled with over 100 years of investment and management experience to invest in, unlock and realize future value today.  Partnering with owners and management teams, Prophet Equity’s team utilizes a toolkit that is Fortune 500 tested and private equity proven to diagnose and drive dramatic value creation.  Portfolio company management teams are highly motivated with clear, uncapped incentives based on realized business performance.

Over the last decade alone, Prophet’s Principals have invested and managed approximately $300 million of control equity in entities with over $2.5 billion in revenue. Their control equity investments focus on lower and middle market companies with strategically strong businesses with significant value creation potential, such as those found in partnerships, corporate carve-outs, divestitures and non-strategic businesses of larger companies. Representative business situations include special situations, succession planning, recapitalizations, reorganizations, turnarounds, acquisitions, mergers and bankruptcies.  For more information, please visit www.prophetequity.com or call us at +1.817.898.1500.

Altec Lansing, Clarity, Plantronics, the logo design, Savi and Sound Innovation are trademarks or registered trademarks of Plantronics, Inc.  The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license.  All other trademarks are the property of their respective owners.

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PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098